UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 31, 2007


                               FIRST BANCSHARES, INC.
               (Exact name of registrant as specified in its charter)


         Missouri                  000-22842            43-1654695
----------------------------      ------------         ----------------
(State or other jurisdiction      (Commission          (I.R.S. Employer
of incorporation)                 File number)         Identification No.)


     142 East First Street, Mountain Grove, Missouri       65711
     -----------------------------------------------      -------
     (Address of principal executive office)             (Zip code)


     Registrant's telephone number, including are code: (417) 926-5151

                                       NA
     -----------------------------------------------------------------
       (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

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Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition

On October 31, 2007, First Bancshares, Inc. issued a news release announcing earnings for the quarter ended September 30, 2007. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein, by reference.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

       d) Exhibits.

          99.1 Press Release of First Bancshares, Inc., dated October 31,
               2007.
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                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 31, 2007              FIRST BANCSHARES, INC.


                                    /s/Ronald J. Walters
                                    --------------------------------
                                    Ronald J. Walters
                                    Senior Vice President and Chief Financial
                                      Officer
                                    (Principal Financial and Accounting
                                      Officer)
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                                 Exhibit Index
                                 -------------
Exhibit
Number                       Description of Exhibit
------                       ----------------------

99.1        Press Release of First Bancshares, Inc. dated October 31, 2007

     FIRST BANCSHARES, INC. ANNOUNCES FIRST QUARTER FISCAL 2008 RESULTS

Mountain Grove, Missouri (October 31, 2007) - First Bancshares, Inc. (NASDAQ - FstBksh : FBSI), the holding company for First Home Savings Bank ("Bank"), today announced earnings for the first quarter of its fiscal year ending June 30, 2008.

For the quarter ended September 30, 2007, the Company had net income of $225,000, or $0.15 per share - diluted, compared to net income of $72,000, or $0.04 per share - diluted for the comparable period in 2006. The increase in net income for the quarter ended September 30, 2007 when compared to the prior year is attributable to an increase in net interest income, an increase in non-interest income and a decrease in the provision for loan losses. These items were partially offset by increases in non-interest expense and income taxes.

Net interest income increased by $73,000 during the quarter ended September 30, 2007 compared to the prior year. This was the result of an increase of $519,000, or 16.1%, in interest income from $3.2 million in the fiscal 2007 first quarter to $3.7 million in the fiscal 2008 first quarter. This was offset by an increase of $446,000, or 27.4%, in interest expense from $1.6 million in the first quarter of fiscal 2007 to $2.1 million in the comparable quarter of fiscal 2008. The increase in interest income was the result of an increase of $23.2 million in average interest-earning assets during the quarter and an increase of 26 basis points in the average yield on interest-earning assets. The increase in interest expense was the result of an increase of $17.0 million in interest-bearing liabilities and an increase of 58 basis points in the cost of interest-bearing liabilities.

There was an increase of $193,000 in non-interest income during the quarter ended September 30, 2007 compared to the prior year. This was the result of an increase in of $56,000 in fee income and a gain on the sale of loans of $153,000 during the first quarter of fiscal 2008. There was no gain on sale of loans during the quarter ended September 30, 2006 since the loan production office did not open until March 2007. These increases were partially offset by decreases in gain on the sale of property, income from Bank Owned Life Insurance and other non-interest income. A review of the delinquent loans, non-performing loans and classified loans resulted in a smaller provision for loan losses during the quarter ended September 30, 2007 than was the case based on the similar review done for the quarter ended September 30, 2006. Non-interest expense increased by $153,000 during the quarter ended September 30, 2007 compared to the same quarter one year earlier. There were increases in occupancy and equipment expense, due to the operations of the loan production office and costs related to systems upgrades which were done during fiscal 2007, professional fees, and deposit insurance premiums, which resulted from an increase in assessments for coverage. The increase in income taxes was due primarily to the increase in pre-tax income.

Total consolidated assets at September 30, 2007 were $245.1 million, compared to $241.3 million at June 30, 2007, representing an increase of $3.8 million, or 1.6%. Stockholders' equity at September 30, 2007 was $26.9 million, or 11.0% of assets, compared with $26.5 million, or 11.0% of assets, at June 30, 2007. Book value per common share increased to $17.34 at September 30, 2007 from $17.07 at June 30, 2007. The increase in equity was primarily attributable to net income of $225,000 for the quarter and to a positive change of $173,000, net of taxes, in the market value of available-for-sale securities.

Net loans receivable decreased $1.7 million, or 1.1%, to $157.3 million at September 30, 2007 from $159.0 million at June 30, 2007. The decrease in net loans receivable was due to a general decrease in the demand for loans resulting from more challenging economic conditions both nationally and in the Bank's primary market area. Customer deposits increased $3.6 million, or 1.9%, to $193.7 million at September 30, 2007 from $190.1 million at June 30, 2007. Non-performing assets increased during the first fiscal quarter by $796,000. This was primarily the result of loans totaling $866,000 with four different borrowers becoming non-performing during the quarter. The first of the loans is collateralized by a small resort property. The second is collateralized by equipment related to a recycling business. The third is a floor plan arrangement for a used car automobile dealer. The fourth is a large home equity line of credit. All of these loans became non-performing during the quarter ended September 30, 2007 but all had been identified as loans of concern at June 30 2007. Based on its analysis of these four credits, as well as, all other delinquent loans, non-performing loans and classified loans, management believes that the Company's allowance for loan losses is currently adequate to cover losses, including those related to these loans.

The Bank, which currently operating under a Memorandum of Understanding ("MOU") with the Office of Thrift Supervision (the "OTS"), has completed and submitted to the OTS on October 29, 2007, a three-year business plan. The business plan was to be submitted to the OTS by October 31, 2007, which was an extended due date, and was the final item related to the MOU to be completed. The Company currently does not currently have a stock repurchase plan in place. First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri, and a loan origination office in Springfield, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral "forward-looking statements," including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company's beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; technology, and our employees. The following factors, among others, could cause the Company's financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services' laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company's business and prospects is contained in the Company's periodic filing with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  Daniel P. Katzfey, President and Chief Executive Officer
         (417) 926-5151

                    First Bancshares, Inc. and Subsidiaries
                              Financial Highlights
                   (In thousands, except per share amounts)

                                                        Quarter
                                                   Ended September 30,
                                              ----------------------------
                                                 2007             2006
                                              -----------      -----------
Operating Data:

 Total interest income                        $     3,745      $    3,226

 Total interest expense                             2,072           1,626
                                              -----------      ----------
 Net interest income                                1,673           1,600

 Provision for loan losses                              8             110
                                              -----------      ----------
 Net interest income after provision

  For loan losses                                   1,665           1,490

 Non-interest income                                  785             592

 Non-interest expense                               2,132           1,979
                                              -----------      ----------
 Income  before income tax                            318             103

 Income tax expense                                    93              31
                                              -----------      ----------
  Net income                                  $       225      $       72
                                              ===========      ==========
  Net income per share-basic                  $      0.15      $     0.04
                                              ===========      ==========
  Net income per share-diluted                $      0.15      $     0.04
                                              ===========      ==========

                                                   At              At
                                             September 30,      June 30,
Financial Condition Data:                         2007            2007
                                             ------------      ----------
Total assets                                  $   245,096      $  241,331

Loans receivable, net                             157,272         158,993

Non-performing assets                               4,131           3,335

Cash and cash equivalents, including

 interest-bearing deposits                         19,187          21,030

Investment securities                              49,497          42,854

Customer deposits                                 193,729         190,090

Borrowed funds                                     23,684          24,103

Stockholders' equity                               26,891          26,468

Book value per share                          $     17.34      $    17.07




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